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                                                                    EXHIBIT 99.1


GROUPMAC(TM)
8 Greenway Plaza, Suite 1500
Houston, Texas 77046
(888) 626-4984

FOR FURTHER INFORMATION                                                 MAK-9901

AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD:
RUSSELL K. BAY           NORHA LEE            BILL SCHMIDLE      BOB SCHWALLER

VICE PRESIDENT           GENERAL INQUIRIES   ANALYST INQUIRIES   MEDIA INQUIRIES
(888) 626-4984           (312) 640-6689      (312) 640-6753      (972) 450-6563


FOR IMMEDIATE RELEASE
MONDAY, JANUARY 4, 1999

                   GROUP MAINTENANCE AMERICA CORP. ANNOUNCES
                         PROPOSED PRIVATE DEBT OFFERING

HOUSTON, JANUARY 4, 1999 -- GROUP MAINTENANCE AMERICA CORP. (NYSE: MAK), announced today that it plans to sell $130 million aggregate principal amount of Senior Subordinated Notes due 2009. The sale of the notes will be made in a private offering to certain qualified institutional buyers and to non-U.S. persons outside the United States. Net proceeds to the Company from the offering will be used primarily to repay bank debt, thereby increasing the amount available for borrowing under the Company's existing credit facility.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of Group Maintenance America Corp.